WATERFIELD Mortgage Company A Waterfield Group Company
Report of Management

We, as members of management of Waterfield Mortgage Company, Incorporated (the Company), are responsible for complying with the minimum servicing standards as set - forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers (USAP). We are also responsible for establishing and maintaining effective internal control over compliance with these standards. We have performed an evaluation of the Company's compliance with the minimum servicing standards as set forth in the USAP as of December 31, 2001 and for the year then ended. Based on this evaluation, we assert that during the year ended December 31, 2001, the Company complied, in all material respects, with the minimum servicing standards set forth in the USAP.
As of and for this same period, the Company had in effect a fidelity bond in the amount of $15,000,000 and a mortgage errors and omissions policy in the amount of $14,000,000.

/s/ Donald A. Sherman
----------------------
Donald A. Sherman
Chairman of the Board and President

/s/ Vincent J. Otto
----------------------
Vincent J. Otto
Executive Vice President and Chief Financial Officer


February 15, 2002

7500 WEST JEFFERSON BLVD
P.O. BOX 1289
FORT WAYNE, INDIANA 46801
219-434-8411